Exhibit 10.39

SIGNING DAY SPORTS, INC.

SEVERANCE

GENERAL WAIVER AND RELEASE AGREEMENT

DENNIS GILE

I elect to receive the special benefits under the Signing Day Sports, Inc. (the “Company”) Severance and provide the following General Waiver and Release (“Release”):

1.	Termination and Description of Special Benefits.

I understand that my employment with the Company will be terminated effective as of the close of business on January 1st, 2022 (the “Termination Date”). I also understand that regardless of whether I sign this Release, I will be paid my normal salary through the Termination Date, and will continue to receive health care benefits through the Termination Date so long as I continue to contribute to the costs of those programs. I also understand that the special benefit I will receive by timely signing and not revoking this Release is a severance payment equal to $53,500.00. I understand that I will receive my severance payment check, less employment and income tax withholding, no later than ten (10) days after the Termination Date, or ten (10) days after the date I deliver a signed copy of this Release to the Company, whichever date occurs later.

I further understand that after the Termination Date, I will be offered health benefits coverage through the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for a period of up to eighteen (18) months. Coverage will be provided under COBRA only if I sign applicable COBRA enrollment forms and submit required payments to the Company’s COBRA administrator in a timely fashion.

2.	General Release of Claims.

I hereby release the Company (as defined in paragraph 5 below) from, and covenant not to sue the Company with respect to, any and all claims I have against the Company.

3.	Claims to Which Release Applies.

This Release applies both to claims which are now known or are later discovered. However, this Release does not apply to any claims that may arise after the date I execute the Release. Nor does this Release apply to any claims which may not be released under applicable law.

4.	Claims Released Include Age Discrimination and Employment Claims.

The claims released include, but are not limited to:

(a)	claims based on breach of contract, covenant of good faith and fair dealing, state or federal whistleblower statute or regulation, tort (including defamation, invasion of privacy, or intentional infliction of emotional distress), misrepresentation, wrongful discharge, terms and conditions of employment, discrimination, harassment, and retaliation;

(b)	claims arising under the Age Discrimination in Employment Act as amended (29 U.S.C. Section 621 et seq.);

(c)	claims arising out of or relating in any way to my employment with the Company or the conclusion of that employment or any actions or inactions of the Company relating to me in any way; and

(d)	claims arising under any federal, state or local law, regulation, ordinance or order that regulates the employment relationship and/or employee benefits (including wage claims of all types, whether for non-payment, late payment, overtime, bonuses, commissions, deductions and/or penalties).

5.	Release Covers Claims Against Related Parties.

For purposes of this Release the term “the Company” includes the Company and all of its past, present, and future parents, subsidiaries and affiliates, and other current or former related entities thereof, and all of the past, present, and future officers, directors, employees, agents, members, insurers, legal counsel, and successors and assigns of said entities. Therefore, the claims released include claims I have against any such persons or entities.

6.	The Terms “Claims” and “Release” are Construed Broadly.

As used in this Release, the term “claims” shall be construed broadly and shall be read to include, for example, the terms “rights,” “causes of action (whether arising in law or equity),” “damages,” “demands,” “obligations,” “grievances” and “liabilities” of any kind or character. Similarly, the term “release” shall be construed broadly and shall be read to include, for example, the terms “discharge” and “waive.” Nothing in this Release is a waiver of my right to file any charge or complaint with administrative agencies such as the United States Equal Employment Opportunity Commission which, as a matter of law, I cannot be prohibited from or punished for filing (hereafter, “Excepted Charge”), although the Company’s acknowledgment of this exception does not limit the scope of the waiver and release in paragraphs 2–7 herein, and I waive any right to recover damages or obtain individual relief that might otherwise result from the filing of any Excepted Charge, with regard to any claim released herein.

7.	Release Binding on Employee and Related Parties.

This Release shall be binding upon me and my spouse, agents, attorneys, personal representatives, executors, administrators, heirs, beneficiaries, successors, and assigns.

8.	Additional Consideration.

I have executed this Release in consideration for the payments and benefits described in paragraph 1 above. I acknowledge that these payments and benefits represent consideration in addition to anything of value that I am otherwise entitled to receive from the Company. These payments and benefits are sufficient to support this Release.

9.	Opportunity to Consider this Release; Consultation with Attorney.

I have read this Release and fully understand its terms. I am hereby being offered twenty- one (21) calendar days following the date on which this Release was presented to me to consider this Release. I am hereby advised in writing to consult with an attorney before signing this Release and I have done so or had the opportunity to do so.

10.	All Representations in Documents.

In entering into this Release, I acknowledge that I have not relied on any verbal or written representations by any Company representative other than those explicitly set forth in this Release. This Release sets forth the entire agreement between the Company and me and completely supersedes any prior agreements, oral statements or understandings concerning the termination of my employment and any benefits I might receive following that termination. This Release does not supersede my obligations and the Company’s rights under any agreement I have previously signed or executed with the Company pertaining to matters of confidentiality, intellectual property, the issuance or ownership of Company stock, or restrictive employment covenants. Specifically, with regard to any shares of Company stock, I acknowledge and agree that I will continue to be subject to the same lock-up terms that apply to the Company’s CEO, John Dorsey. I agree that I am not entitled to any other severance or benefits, vacation, bonus, commission or other payments of any kind, except those described in this Release.

11.	Voluntary Agreement.

I have read this Release and fully understand its terms. I have entered into this Release knowingly and voluntarily and understand that its terms are binding on me.

12.	Partial Invalidity of Release.

If any part of this Release is held to be unenforceable, invalid or void, then the balance of this Release shall nonetheless remain in full force and effect to the extent permitted by law.

13.	Headings.

The headings and subheadings in this Release are inserted for convenience and reference only and are not to be used in construing the Release.

14.	Applicable Law and Venue.

Arizona law will apply in connection with any dispute or proceeding concerning this Release. Insofar as federal law does not control, venue as to any dispute regarding this Release, or interpretation thereof, shall be exclusively in Phoenix, Arizona.

15.	Relationship of Severance Benefits to My Rights Under Other Benefit Plans.

I understand that the payments payable to me under paragraph 1 above shall not be taken into account for purposes of determining my benefits under any other qualified or nonqualified plans of the Company, including accrued rights I may have, if any, to retirement benefits under the Company’s pension plans.

16.	No Sexual Harassment.

I represent and warrant that I have not suffered any sexual harassment or sexual abuse in connection with my employment by the Company, or by any officer, manager, employee, agent, customer, or supplier of the Company; that I am not currently aware of any facts or circumstances that would give rise to a sexual harassment or sexual abuse claim against the Company; and that this Agreement and the Severance is not a settlement or payment related to a sexual harassment or sexual abuse claim.

17.	Confidentiality.

I agree that I will not disclose, disseminate, or publicize, or cause or permit to be disclosed, disseminated, or publicized, any of the terms of this Release or the fact that I have entered into this Release, to any person, corporation, association, government agency, or other entity, other than my spouse, legal counsel, and tax advisor, except (1) to the extent necessary to report income to appropriate taxing authorities, or (2) in response to an order or subpoena of a court or government agency of competent jurisdiction. However, notice of receipt of such order or subpoena shall be immediately communicated to the Company telephonically and in writing, so that the Company shall have an opportunity to intervene and assert what rights it has to nondisclosure prior to my response to such order or subpoena. I agree that my spouse, legal counsel, and tax advisor shall be bound by this confidentiality provision. Any violation of this section is considered a material breach of this Release, subjecting me to a claim for damages resulting from such breach. If I violate this confidentiality provision before the Company makes the payment specified in paragraph 1 above, then the Company’s obligation to make such payment shall be extinguished; however, all other terms of this Release shall remain in effect.

18.	Confidential/Proprietary Information and Intellectual Property.

Notwithstanding any concurrent obligations that I owe to the Company relating to its confidential or proprietary information or Intellectual Property, that may or may not arise from separate employment-related agreements I have previously executed with the Company, the applicability of which shall continue and be effective after my execution of this Release, I agree to keep confidential and not to use or disclose to others any secret or confidential information, proprietary information, or trade secrets of the Company or its members, customers, or insureds that I acquired during my employment with the Company. I also agree to disclose to any future employers the existence and extent of any obligations that I owe to the Company relating to its confidential or proprietary information or Intellectual Property, including the existence of any employment-related agreements I have previously executed with the Company. “Confidential information” includes information, including electronically stored information, that is proprietary to the Company and not publicly known, that an employee conceives, originates, discovers, or develops, in whole or in part, or that was obtained or accessed as a result of my employment with the Company. I further agree that all materials, reports, data, plans, designs, concepts, models, documentation, software, products, and modifications (“Inventions”) I developed during my employment at the Company are the property of the Company and deemed “works made for hire.” I hereby assign and transfer to the Company any right, title, or interest in such inventions, including, but not limited to, patent, trademark, service mark, copyright, industry property protection, trade secret, or any other intellectual property rights (“Intellectual Property”). I agree to cooperate fully with the Company by executing any necessary documents and taking any other steps as may be reasonably requested by the Company to perfect the Company’s sole and exclusive ownership of Inventions and to pursue Intellectual Property in the United States and any foreign countries. I understand that nothing in this Release prohibits me from reporting to any governmental authority information concerning possible violations of law or regulation and that I may disclose trade secret information to a government official or to an attorney and use it in certain court proceedings without fear of prosecution, liability, or retaliation, provided I do so in compliance with 18 U.S.C. § 1833.

19.	Non-disparagement.

I agree not to make disparaging remarks about the Company, or its products, services or practices (including, but not limited to, human resources and other company practices) in any manner, including but not limited to, statements on the internet, through any type of media, through any posts on social media platforms, and through communications with any individuals or entities of any sort subject to the exclusion set forth below. To the extent they exist, I shall immediately take down any website, internet statements, blog post, or other social media posts in any way relating to the Company, and shall refrain from publishing or posting any such material relating to the Company in the future.

Nothing in this Release shall be construed to prevent me from communicating with any government agency regarding matters that are within the agency’s jurisdiction.

20.	Return of the Company Property.

I agree to return all Company documents, intellectual property and trade secrets, and other Company property currently in my possession, care, custody, or control within five (5) days of my Termination Date, including without limitation any Company-issued laptop, iPad and employee badge, and or all originals and all copies, electronic or otherwise, of all the Company’s confidential, proprietary, or trade secret information in my possession, custody, or control or in the possession, custody, or control of my agents or representatives, including all electronic copies which may be stored on any devices (i.e, cellular phones, tablets, personal computers, USB flash drives, cloud account storage accounts, memory cards, CD-ROMs, external hard drives, and similar) which I may have utilized in the course of my duties at the Company and or otherwise accessed or accrued during my tenure with the Company. Severance benefits will be contingent on my timely return of Company property in reasonable condition.

Further, I represent and warrant that I have not retained any electronic or physical copies of any of the above-described Company property and that I have returned and permanently destroyed all information belonging to the Company and I will not utilize any Company confidential, proprietary, or trade secret information which I may have learned during the course of my employment with the Company.

21.	Cooperation in Defense of Actions.

I agree to cooperate, at the request of the Company, in the defense and/or prosecution of any charges, claims, and/or lawsuits relating to matters occurring during the period of my employment and about which I may have relevant information.

22.	Seven Day Revocation Period.

I understand that I have a period of seven (7) calendar days following the date I deliver a signed copy of this Release to revoke this Release by giving written notice to Attention: John Dorsey at 9112 E. Verde Grove View, Scottsdale, AZ, 85255. This Release and my entitlement to payment under paragraph 1 above will be binding and effective upon the expiration of this seven- day period if I do not revoke the Release, but not before that time.

/s/ Dennis Gile	Date	Feb 28, 2022
Dennis Gile

Received and acknowledged by:
Signing Day Sports, Inc.

/s/ John Dorsey	Date	Mar 22, 2022
John Dorsey
Chief Executive Officer